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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  LAUREN L. BARR
          BRE PROPERTIES, INC.
          (415) 445-6523


     BRE PROPERTIES BUYS 400-UNIT APARTMENT COMMUNITY
        IN SAN FRANCISCO BAY AREA FOR $43.7 MILLION;
     BRE NOW OWNS 12,212 APARTMENT UNITS IN WESTERN U.S.

     SAN FRANCISCO (January 8, 1997) -- BRE Properties, Inc. (NYSE:BRE), one of the nation's largest multifamily real estate investment trusts (REITs), has purchased Promontory Point Apartments, a 400-unit garden apartment community in San Ramon, California for a cash price of $43.7 million. BRE now owns 53 apartment communities totaling 12,212 units in nine major Western U.S. markets.

     Frank C. McDowell, president and chief executive officer of BRE, said, "This acquisition caps a very productive year in building the company's multifamily portfolio. During 1996, BRE more than doubled its ownership of wholly owned apartments, acquiring 3,581 units in a strategic merger and adding 3,156 units in nine acquisitions for a total investment of $230 million. We intend to carry this acquisition momentum into 1997 as we continue the focus on our goal to become the preeminent owner and operator of multifamily properties in the Western U.S."

     Jay Pauly, BRE's chief operating officer, stated, "The acquisition of Promontory Point raises BRE's presence in the San Francisco Bay Area to 1,468 apartment homes --a market which now represents approximately 20% of our apartment revenues. At September 30, 1996, the most recently reported quarter, scheduled gross rents for apartments in our Bay Area portfolio owned for more than one year had increased 13%."


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     Pauly added,  "We can immediately add value to Promontory Point through an enhanced management and marketing program. At purchase, the property was underperforming the market with an occupancy of 90%; our underwriting provides for a completed lease-up in six months with a first year yield of 8.4% upon stabilization."

     Promontory Point was constructed in 1992 and is situated on 16 acres of land in the city of San Ramon, 35 miles east of San Francisco. Located near the employment corridor of Interstate 680 and the Bishop Ranch business park, the property is particularly well located in a submarket projected to substantially outpace the nation's employment growth through the year 2000.

     The property includes five floorplans comprised of 54% one bedroom units, 40% two bedroom units and 6% three bedroom units. The average unit size is 942 square feet with an average monthly rental rate of $1,243. Property amenities include in-unit washers and dryers, garages, fitness facilities and a business center.

     BRE Properties, headquartered in San Francisco, is a self-administered, self-managed and fully integrated equity real estate investment trust focusing on the acquisition and management of multifamily properties in the Western United States.

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     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
     OF 1995: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING COMPANY AND PROPERTY PERFORMANCE. ACTUAL RESULTS COULD VARY MATERIALLY DEPENDING ON RISKS AND UNCERTAINTIES INHERENT TO GENERAL AND LOCAL REAL ESTATE CONDITIONS, OR COMPETITIVE FACTORS SPECIFIC TO THE MARKETS IN WHICH BRE OPERATES. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THIS INFORMATION. FOR MORE DETAILS, PLEASE REFER TO THE COMPANY'S SEC FILINGS, INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.